EXHIBIT 99.1

CASMED Reports First Quarter 2010 Financial Results

Company Returns to Profitability

Company to Host Conference Call Today at 10:00 a.m. Eastern Time

  Net income for Q1 2010 of $0.2 million
  Cash-flow from operations of $1.5 million for the quarter.
  Revenue from FORE-SIGHT® Absolute Cerebral Oximeter related products increased by 45% to $1.4 million
  42 FORE-SIGHT monitor shipments during the quarter; total installed base increased to 280.

BRANFORD, Conn., May 5, 2010 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM), today reported first quarter 2010 revenues of $8.5 million, an increase of $0.1 million, or 1%, compared to revenues of $8.4 million for the first quarter of 2009. The Company reported net income of $0.2 million, or $0.02 per basic and diluted common share, compared to a net loss of $0.9 million, or ($0.08) per basic and diluted common share, reported for the first quarter of the prior year.

Revenues for the first quarter ended March 31, 2010 were led by sales of OEM products and FORE-SIGHT monitors and sensors and were partially offset by reductions in sales of bedside monitoring products. FORE-SIGHT sales were $1.4 million for the first quarter of 2010, an increase of $0.5 million, or 45%, over the $0.9 million reported for the first quarter of 2009.

Operating income was $0.3 million for the first quarter of 2010, compared to an operating loss of $1.4 million for the same period of the prior year, and was generated by improved gross profit levels and lower operating expenses. Gross profit levels as a percentage of sales increased to 35% from 29% and operating expenses as a percentage of sales improved to 31% from 46% when comparing the first quarter of 2010 to the first quarter of 2009. Personnel reductions implemented during 2009, along with other cost cutting measures, were primarily responsible for the reduction in operating expenses of $1.1 million to $2.7 million for the first quarter of 2010 from $3.8 million reported for the first quarter of 2009.

Cash provided by operations was $1.5 million for the three months ended March 31, 2010, compared to cash used of $0.9 million for the three months ended March 31, 2009. During the three months ended March 31, 2010, the Company reduced its bank debt by $0.9 million. Cash and cash equivalents increased by $0.5 million at March 31, 2010 to $1.7 million from $1.2 million as of December 31, 2009. Additionally, the Company has filed for a federal income tax refund of $0.9 million resulting from the carry back of 2009 net operating losses.

Commenting on the results, Andrew Kersey, President and CEO of CASMED, said, "We are pleased to be reporting favorable results for the first quarter of 2010. Improvements in key operating metrics including gross profit, spending and inventory management have resulted in favorable cash flows, reduced debt levels, and a return to profitability. These operational improvements allow us to continue our planned increased investments in FORE-SIGHT in the key areas of sales and marketing as well as in clinical research and engineering.

"We have continued to make progress with the FORE-SIGHT product line. For the quarter, we shipped 42 monitors to customers and achieved record revenues for FORE-SIGHT. We believe our efforts over the past six months to increase customer awareness and provide education on the benefits of absolute cerebral oximetry have led to an expanding pipeline of potential FORE-SIGHT business. During the quarter we presented the FORE-SIGHT system at 16 tradeshows worldwide and were supported by the presentation of a number of new clinical abstracts on the use of the technology. We have continued to enhance global distribution channels and believe that our increased presence will lead to further sales opportunities."

Conference Call Information

CASMED will host a conference call on May 5, 2010 at 10:00 a.m. Eastern Time to discuss first quarter 2010 results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at 877-303-9207 (domestic) or 760-536-5228 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED® - Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter is the first cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter, the bedside patient monitoring line of vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the result of on-going litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2009 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
(Unaudited)

	March 31, 2010	December 31, 2009

Cash and cash equivalents	$ 1,648,606	$ 1,186,779
Accounts receivable	4,538,900	4,192,730
Inventories	6,745,689	7,806,912
Recoverable income taxes	888,914	871,206
Other current assets	318,897	383,152
Total current assets	14,141,006	14,440,779

Property and equipment	5,760,480	5,718,077
Equipment at customer sites	1,219,418	1,219,418
	6,979,898	6,937,495
Accumulated depreciation and amortization	(5,207,898)	(4,976,819)
	1,772,000	1,960,677

Intangible and other assets, net	742,143	625,761
Goodwill	1,223,236	1,223,236
Total assets	$ 17,878,385	$ 18,250,453

Current portion of long-term debt	$ 662,318	$ 652,482
Notes payable	--	50,678
Line-of-credit	1,975,000	2,669,657
Income taxes payable	51,285	--
Accounts payable	2,061,081	1,848,185
Accrued expenses	1,377,049	1,313,164
Total current liabilities	6,126,733	6,534,166

Income taxes payable	277,280	277,280
Long-term debt, less current portion	886,730	1,056,273
Deferred gain on sale and leaseback of property	1,000,405	1,034,064

Common stock	46,464	46,440
Additional paid-in capital	7,692,081	7,661,061
Common stock held in treasury, at cost	(101,480)	(101,480)
Retained earnings	1,950,172	1,742,649
Shareholder's equity	9,587,237	9,348,670

Total liabilities & equity	$ 17,878,385	$ 18,250,453

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009

Revenues	$ 8,495,032	$ 8,405,824

Cost of Products Sold	5,539,052	5,940,695
Gross Profit	2,955,980	2,465,129

Operating Expenses:
Research and Development	463,981	626,195
Selling, General and Administrative	2,198,330	3,211,128
	2,662,311	3,837,323

Operating Income (Loss)	293,669	(1,372,194)

Interest Expense, Net	49,070	49,644
Pre-tax Income (Loss)	244,599	(1,421,838)

Income Tax Expense (Benefit)	37,077	(518,970)

Net Income (Loss)	$ 207,522	$ (902,868)

Income (Loss) Per Common Share:

Basic	$ 0.02	$ (0.08)

Diluted	$ 0.02	$ (0.08)

Weighted Average Number of Common Shares Outstanding:

Basic	11,343,363	11,212,010

Diluted	12,246,955	11,212,010
CONTACT:  CAS Medical Systems, Inc.
          Susan Carron, Director of Corporate Communications
          203-488-6056
          ir@casmed.com